Exhibit 99.2

RISK FACTORS

Risks Related to Our Business

We must achieve further market acceptance of our 64-bit technology, AMD64, or we will be materially adversely affected.

Our AMD Opteron processors are critical to our strategy of increasing market share in the server category of the microprocessor market. Similarly, our AMD Turion 64 processors are critical to our strategy of increasing market share in the mobile category of the microprocessor market, and particularly the “thin and light” category. Accordingly, we are making substantial investments in our roadmaps and our platforms for our processors for mobile and server computers. Increasing market acceptance of these processors, our AMD Athlon 64 processors for desktops and the AMD64 technology on which they are based is subject to risks and uncertainties including:

•	the continued support of operating system and application program providers for our 64-bit instruction set, including timely development of 64-bit applications;

•	our ability to produce these processors in a timely manner on advanced process technologies, in the volume and with the performance and feature set required by customers; and

•	the availability, performance and feature set of motherboards, memory and chipsets designed for these processors.

If we are unable to achieve further market acceptance of our AMD64 technology, we would be materially adversely affected.

We cannot be certain that our substantial investments in research and development of process technologies will lead to timely improvements in technology and equipment used to fabricate our products or that we will have sufficient resources to invest in the level of research and development that is required to remain competitive.

We make substantial investments in research and development for process technologies in an effort to design and manufacture leading-edge microprocessors. We cannot be certain that we will be able to develop, obtain or successfully implement leading-edge process technologies needed to manufacture future generations of our products profitably or on a timely basis or that our competitors will not develop new technologies, products or processes that render our products uncompetitive or obsolete. Furthermore, we cannot assure you that we will have sufficient resources to maintain the level of investment in research and development that is required for us to remain competitive.

For example, we have a joint development agreement with IBM, pursuant to which we have agreed to work together to develop new process technologies through December 31, 2011. However, capital purchases by IBM necessary for the continued development of process development projects past December 31, 2008 are conditioned upon the approval by IBM’s board of directors. If such approval is not received by September 30, 2007, either party has the right to terminate the agreement effective December 31, 2008 without liability. We anticipate that under this agreement, from September 25, 2005 through December 25, 2011, we would pay fees to IBM of between $518 million and $578 million in connection with joint development projects. In addition, from the beginning of 2002 through September 25, 2005, we paid $302 million to IBM in connection with agreements and services related to license grants and research and development activities.

If this agreement were to be terminated, we would either have to resume certain research and development activities internally or find an alternate partner. In either case, our research and development costs could increase, and we could experience delays or other setbacks in the development of new process technologies, any of which would materially adversely affect us. Moreover, the timely achievement of the milestones set forth in the joint development agreement is critical to our ability to manufacture microprocessors at Fab 36 using advanced process technologies.

The semiconductor industry is highly cyclical and has experienced severe downturns that materially adversely affected, and may in the future materially adversely affect, our business.

The semiconductor industry is highly cyclical and has experienced significant downturns, often in conjunction with constant and rapid technological change, wide fluctuations in supply and demand, continuous new product introductions, price erosion and declines in general economic conditions. Our historical financial results have also been subject to substantial fluctuations. Our financial performance has been, and may in the future be, negatively affected by these downturns. We incurred substantial losses in recent downturns, due to:

•	the cyclical nature of supply/demand imbalances in the semiconductor industry;

•	a decline in demand for end-user products that incorporate our semiconductors;

•	excess inventory levels in the channels of distribution, including our customers;

•	excess production capacity; and

•	substantial declines in average selling prices.

For example, in 2001 and 2002 we implemented restructuring plans due to weak customer demand associated with the downturn in the semiconductor industry. If the semiconductor industry were to experience a downturn in the future, we would be materially adversely affected.

The demand for our products depends in part on continued growth in the industries and geographies into which they are sold. A market decline in any of these industries or geographies would have a material adverse effect on our results of operations.

The Computation Products segment of our business is dependent upon the market for computers, including mobile and desktop PCs, and servers. Industry-wide fluctuations in the computer marketplace have materially adversely affected us in the past and may materially adversely affect us in the future. Depending on the growth rate of computers sold, sales of our microprocessors may not grow and may even decrease. If demand for computers is below our expectations, we could be materially adversely affected. In addition, potential market share increases by customers who exclusively purchase microprocessors from Intel Corporation, such as Dell, Inc., could further materially adversely affect us.

The growth of our business is also dependent on continued demand for our products from high-growth global markets. In fiscal 2005, sales of our products to high-growth markets such as China, Eastern Europe and

India increased compared to fiscal 2004, and these markets are expected to be an important area of future potential growth for us. If demand from these markets is below our expectations, sales of our products may not grow, and may even decrease, which would have a material adverse effect on us.

Intense competition in the microprocessor market could materially adversely affect us.

Our principal competitor in the microprocessor market is Intel Corporation. Microprocessor products compete on performance, quality, reliability, cost, selling price, adherence to industry standards, software and hardware compatibility, marketing and distribution capability, brand recognition and availability. After a product is introduced, costs and average selling prices normally decrease over time as production efficiency improves, and successive generations of products are developed and introduced for sale.

We may not be able to compete effectively if we fail to reduce our manufacturing costs and develop, introduce and sell on a timely basis, new products or enhanced versions of existing products at competitive prices.

Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit our ability to compete effectively.

Intel has dominated the market for microprocessors used in desktop and mobile PCs for many years. Intel is also a dominant competitor in the server category of the microprocessor market. Intel’s significant financial resources enable it to market its products aggressively, to target our customers and our channel partners with special incentives, and to discipline customers who do business with us. These aggressive activities can result in lower unit sales and average selling prices for our products and adversely affect our margins and profitability. As long as Intel remains in this dominant position, we may be materially adversely affected by Intel’s:

•	business practices, including pricing and allocation strategies and actions, such as aggressive pricing for microprocessors to increase market share;

•	product mix and introduction schedules;

•	product bundling, marketing and merchandising strategies;

•	exclusivity payments to its current and potential customers;

•	control over industry standards, PC manufacturers and other PC industry participants, including motherboard, memory, chipset and basic input/output system, or BIOS, suppliers; and

•	marketing and advertising expenditures in support of positioning the Intel brand over the brand of its OEM customers.

For example, Intel exerts substantial influence over PC manufacturers and their channels of distribution through the “Intel Inside” and analogous brand programs and other marketing programs. Because of its dominant position in the microprocessor market, Intel has been able to control x86 microprocessor and PC system standards and dictate the type of products the microprocessor market requires of Intel’s competitors. Intel also dominates the PC system platform, which includes core logic chipsets, graphics chips, motherboards and other components necessary to assemble a PC system. As a result, PC OEMs are highly dependent on Intel, less innovative on their own and, to a large extent, are distributors of Intel technology. Additionally, Intel is able to drive de facto standards for x86 microprocessors that could cause us and other companies to have delayed access to such standards.

We expect Intel to maintain its dominant position in the microprocessor market and to continue to invest heavily in marketing, research and development, new manufacturing facilities and other technology companies.

Intel has substantially greater financial resources than we do and accordingly spends substantially greater amounts on research and development and production capacity than we do. Moreover, Intel currently manufactures certain of its microprocessor products on 300-millimeter wafers whereas we expect to make our first production shipments of products manufactured using 300-millimeter wafers in the first quarter of 2006. We also expect Intel to ship products manufactured using 65-nanometer process technology before we do. To the extent Intel manufactures its microprocessor products on larger wafers and smaller process technologies earlier than we do, we may be more vulnerable to Intel’s aggressive marketing and pricing strategies for microprocessor products, which may result in market share gains for Intel. Intel’s dominant position in the microprocessor market, its existing relationships with top-tier OEMs and its aggressive marketing and pricing strategies could result in lower unit sales and average selling prices for our products, which could have a material adverse effect on us.

We depend on third-party companies for the design and manufacture of core-logic chipsets, graphics chips, motherboards, BIOS software and other components.

Our microprocessors are not designed to function with motherboards and chipsets designed to work with Intel microprocessors because our patent-cross license agreement with Intel does not extend to Intel’s proprietary bus interface protocol. Accordingly, we depend on third-party companies for the design and manufacture of core-logic chipsets, graphics chips, motherboards, BIOS software and other components that support our microprocessor offerings. In recent years, many of these third-party designers and manufacturers have lost significant market share to Intel or exited the business. If we are unable to secure sufficient support for our microprocessor products from these designers and manufacturers, our business would be materially adversely affected.

If we are ultimately unsuccessful in any of our antitrust lawsuits against Intel, our business may be materially adversely affected.

On June 27, 2005, we filed an antitrust complaint against Intel Corporation and Intel’s Japanese subsidiary, Intel Kabushiki Kaisha, which we refer to collectively as Intel, in the United States District Court for the District of Delaware under Section 2 of the Sherman Antitrust Act, Sections 4 and 16 of the Clayton Act, and the California Business and Professions Code. Our complaint alleges that Intel has unlawfully maintained a monopoly in the x86 microprocessor market by engaging in anti-competitive financial and exclusionary business practices that limit the ability and/or incentive of Intel’s customers in dealing with AMD. Also, on June 30, 2005, our subsidiary in Japan, AMD Japan K.K., filed an action in Japan against Intel K.K. in the Tokyo High Court and the Tokyo District Court for damages arising from violations of Japan’s Antimonopoly Act.

If our antitrust lawsuits against Intel are ultimately unsuccessful, our business, including our ability to increase market share in the microprocessor market, could be materially adversely affected.

The loss of a significant customer may have a material adverse effect on us.

Collectively, our top five OEM and distributor Computation Products customers accounted for a significant percentage of our total net sales in the first nine months of 2005. If one of these customers decided to stop buying our products, or if one of these customers were materially to reduce its operations or its demand for our products, we would be materially adversely affected.

If we fail to keep pace with new product designs and improvements or if we pursue technologies that do not become commercially accepted, customers may not buy our products and we may be adversely affected.

Our success depends to a significant extent on the development, qualification, implementation and acceptance of new product designs and improvements that provide value to our customers. Our ability to develop and qualify new products and related technologies to meet evolving industry requirements, at prices acceptable to our customers and on a timely basis are significant factors in determining our competitiveness in our target markets. If we are delayed in developing or qualifying new products or technologies, such as high performance, low-power processors, we could be materially adversely affected.

Our operating results are subject to quarterly and seasonal sales patterns.

A substantial portion of our quarterly sales have historically been made in the last month of the quarter. This uneven sales pattern makes prediction of net sales for each financial period difficult and increases the risk of unanticipated variations in quarterly results and financial condition. In addition, our operating results tend to vary seasonally. For example, demand in the retail sector of the PC market is often stronger during the fourth quarter as a result of the winter holiday season. European sales are often weaker during the summer months. Many of the factors that create and affect seasonal trends are beyond our control.

Manufacturing capacity constraints and manufacturing capacity utilization rates may have a material adverse affect on us.

There may be situations in which our manufacturing facilities are inadequate to meet the demand for certain of our products. Our inability to obtain sufficient manufacturing capacity to meet demand, either in our own facilities or through foundry or similar arrangements with third parties, could have a material adverse effect on us.

In November 2004, we entered into sourcing and manufacturing technology agreements with Chartered Semiconductor Manufacturing whereby Chartered agreed to become an additional manufacturer of our AMD64-based microprocessors. We expect that Chartered will begin production in 2006. The ability of Chartered to begin production on a timely basis depends on several factors beyond our control, including Chartered’s ability to implement our technology at their facilities on a timely basis.

In addition, the additional capacity gained through the use of 300-millimeter wafers at Fab 36 plays a fundamental role in our growth plans for the next several years. We plan to add production output at Fab 36 on a year-to-year basis. If we are not able to achieve our production plans at Fab 36 on a timely basis, we may not have sufficient manufacturing capacity to meet demand for our products. If we cannot obtain sufficient manufacturing capacity to meet demand for our products, either in our own facilities or through foundry or similar arrangements we could be materially adversely affected.

Industry overcapacity could cause us to under-utilize our manufacturing facilities and have a material adverse effect on us.

Semiconductor companies with their own manufacturing facilities and specialist semiconductor foundries, which are subcontractors that manufacture semiconductors designed by others, have added significant capacity in recent years and are expected to continue to do so. In the past, capacity additions sometimes exceeded demand requirements leading to oversupply situations and downturns in the industry. Fluctuations in the growth rate of industry capacity relative to the growth rate in demand for our products contribute to cyclicality in the semiconductor market, which may in the future put pressure on our average selling prices and materially adversely affect us.

It is difficult to predict future growth or decline in the markets we serve, making it very difficult to estimate requirements for production capacity. If our target markets do not grow as we anticipate, we may under-utilize our manufacturing facilities, which may result in write-downs or write-offs of inventories and losses on products whose demand is lower than we anticipate. We intend to migrate the manufacture of our AMD64-based processors from Fab 30 to Fab 36 and Chartered. Accordingly, our ability to fully utilize the capacity of Fab 30 will depend on demand for our low-power embedded microprocessors for the embedded and consumer electronics markets, which historically has not grown in line with the demand for our AMD64-based processors.

In addition, during periods of industry overcapacity, customers do not generally order products as far in advance of the scheduled shipment date as they do during periods when our industry is operating closer to capacity, which can exacerbate the difficulty in forecasting capacity requirements. Many of our costs are fixed. Accordingly, during periods in which we under-utilize our manufacturing facilities as a result of reduced demand for certain of our products, our costs cannot be reduced in proportion to the reduced revenues for such a period. When this occurs, our operating results are materially adversely affected. We are substantially increasing our manufacturing capacity by facilitizing Fab 36, transitioning to smaller manufacturing process technologies and larger wafers and making significant capital investments in our existing manufacturing facilities. If the increase in demand for our products is not consistent with our expectations, we may underutilize our manufacturing facilities. This has in the past had, and in the future may have, a material adverse effect on us.

Unless we maintain manufacturing efficiency, our future profitability could be materially adversely affected.

Manufacturing our products involves highly complex processes that require advanced equipment. Our manufacturing efficiency is an important factor in our profitability, and we cannot be sure that we will be able to maintain or increase our manufacturing efficiency to the same extent as our competitors. We continually modify manufacturing processes in an effort to improve yields and product performance and decrease costs. We may fail to achieve acceptable yields or experience product delivery delays as a result of, among other things, capacity constraints, construction delays, delays in the development of new process technologies, changes in our process technologies, upgrades or expansion of existing facilities, or impurities or other difficulties in the manufacturing process.

Improving our manufacturing efficiency in future periods is dependent on our ability to:

•	develop advanced product and process technologies;

•	successfully transition to advanced process technologies;

•	ramp product and process technology improvements rapidly and effectively to commercial volumes across our facilities; and

•	achieve acceptable levels of manufacturing wafer output and yields, which may decrease as we implement more advanced technologies.

For example, we plan to begin 65-nanometer production by the end of 2006. Our goal is to be substantially converted to 65-nanometer in Fab 36 by mid-2007. During periods when we are implementing new process technologies, manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller process technologies could have a material adverse effect on us, particularly if our competitors transition to more cost effective technologies earlier than we do. Our results of operations would also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

If we lose Microsoft Corporation’s support for our products, our ability to sell our microprocessors could be materially adversely affected.

Our ability to innovate beyond the x86 instruction set controlled by Intel depends partially on Microsoft designing and developing its operating systems to run on or support our microprocessor products. If Microsoft does not continue to design and develop its operating systems so that they work with our x86 instruction sets, independent software providers may forego designing their software applications to take advantage of our innovations and customers may not purchase PCs with our microprocessors. If we fail to retain the support of Microsoft, our ability to market our microprocessors would be materially adversely affected.

We have a substantial amount of indebtedness that could adversely affect our financial position.

As of September 25, 2005, we had consolidated debt of $2.0 billion. In addition, as of September 25, 2005, we guaranteed $180 million of obligations which are not reflected on our balance sheet. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

If we cannot generate sufficient operating cash flow or obtain external financing, we may be unable to make all of our planned capital expenditures or fulfill our obligations.

For the nine months ended September 25, 2005, our capital expenditures were $1.2 billion. For fiscal 2006, we plan to make approximately $1.4 billion of capital expenditures. Our ability to fund capital expenditures in accordance with our business plan depends on generating sufficient cash flow from operations and the availability of external financing.

Moreover, as of September 25, 2005, under the partnership agreement for AMD Fab 36 KG, our German subsidiaries, AMD Fab 36 Holding and AMD Fab 36 Admin, were obligated to invest $210 million into AMD Fab 36 KG. In addition, under the revolving credit agreement among AMD, AMD Fab 36 Holding and AMD Fab 36 KG, we or AMD Fab 36 Holding are required to provide up to $904 million to AMD Fab 36 KG. Loans provided to AMD Fab 36 KG under this revolving credit agreement are unsecured and subordinated to the rights of the consortium of banks that will also be providing financing to AMD Fab 36 KG.

Our capital expenditures, together with ongoing operating expenses, will be a substantial drain on our cash flow and may decrease our cash balances. The timing and amount of our capital requirements cannot be precisely determined at this time and will depend on a number of factors including future demand for products, product mix, changes in semiconductor industry conditions and market competition. We regularly assess markets for external financing opportunities, including debt and equity. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain needed debt and/or equity financing or to generate sufficient cash from operations may require us to abandon projects or curtail capital expenditures. If we curtail capital expenditures or abandon projects, we could be materially adversely affected. For example, if we abandon the Fab 36 project, we will have to write off related costs that we capitalized and we will be required to continue to make payments or otherwise be liable pursuant to then-existing contracts that we cannot terminate at will or without significant penalties.

We and our subsidiaries may be able to incur substantially more debt, including secured debt, in the future.

Subject to the restrictions in the agreements governing our existing indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt, in the future. In particular, our subsidiary, AMD Fab 36 Limited Liability Company & KG, or AMD Fab 36 KG, will have the ability, subject to achieving certain milestones, to borrow up to $844 million (based on an exchange rate of 0.830 euros to one U.S. dollar as of September 25, 2005) from a consortium of banks under its credit facility agreements with these lenders (the “Fab 36 Loan Agreements”).

Although the terms of the agreements governing our existing indebtedness contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial.

We may not be able to generate sufficient cash to service our debt obligations.

Our ability to make payments on and to refinance our debt, or our guarantees of other parties’ debts, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds in amounts sufficient to enable us to service our debt or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt due to a failure to meet drawdown conditions or otherwise, we may be required to sell assets or equity, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or equity or borrow more funds on terms acceptable to us, if at all.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

The indenture governing our 7.75% Notes contains various covenants that limit our ability to:

•	incur additional indebtedness;

•	pay dividends and make other restricted payments;

•	make certain investments;

•	create or permit certain liens;

•	create or permit restrictions on the ability of certain restricted subsidiaries to pay dividends or make other distributions to us;

•	use the proceeds from sales of assets;

•	enter into certain types of transactions with affiliates; and

•	consolidate or merge or sell our assets as an entirety or substantially as an entirety.

In addition, the Fab 36 Loan Agreements contain restrictive covenants, including a prohibition on the ability of AMD Fab 36 KG and its affiliated limited partners to pay us dividends and other payments and also require us to maintain specified financial ratios when group consolidated cash is below specified amounts.

Our ability to satisfy the covenants, financial ratios and tests of our debt instruments can be affected by events beyond our control. We cannot assure you that we will meet those requirements. A breach of any of these covenants, financial ratios or tests could result in a default under the applicable agreement.

Our agreements contain cross-default provisions whereby a default under one agreement would likely result in cross default under agreements covering other borrowings. For example, the occurrence of a default with respect to any indebtedness that results in acceleration of the maturity date or any failure to repay debt when due in an amount in excess of $50 million would cause a cross default under the indenture governing our 7.75% Notes. Similarly, a default with respect to any indebtedness in excess of $25 million would cause a cross-default under the indenture governing our 4.75% Debentures. The occurrence of a default under any of these borrowing arrangements would permit the applicable lenders or note holders to declare all amounts outstanding under those borrowing arrangements to be immediately due and payable. If the note holders or the trustee under the indentures governing our 4.75% Debentures or 7.75% Notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings and our other indebtedness.

If we are unable to comply with the covenants in the subsidy grant documents that we receive from the State of Saxony, the Federal Republic of Germany and/or the European Union for Fab 30, Fab 36 or other research and development projects we may undertake in Germany, we may forfeit or have to repay our subsidies, which could materially adversely affect us.

We receive capital investment grants and allowances from the State of Saxony and the Federal Republic of Germany for Fab 36. We have also received capital investment grants and allowances as well as interest subsidies from these governmental entities for Fab 30. From time to time, we also apply for and obtain subsidies from the State of Saxony, the Federal Republic of Germany and the European Union for certain research and development projects at Fab 30 and Fab 36. The subsidy grant documents typically contain covenants that must be complied with, and noncompliance with the conditions of the grants, allowances and subsidies could result in the forfeiture of all or a portion of any future amounts to be received, as well as the repayment of all or a portion of amounts received to date. If we are unable to comply with any of the covenants in the grant documents, we may be materially adversely affected.

If our microprocessors are not compatible with some or all industry-standard software and hardware, we could be materially adversely affected.

Our microprocessors may not be fully compatible with some or all industry-standard software and hardware. Further, we may be unsuccessful in correcting any such compatibility problems in a timely manner. If our customers are unable to achieve compatibility with software or hardware after our products are shipped in volume, we could be materially adversely affected. In addition, the mere announcement of an incompatibility problem relating to our products could have a material adverse effect on us.

Costs related to defective products could have a material adverse effect on us.

If one or more of our products were found to be defective after the product had been shipped to customers in volume, the cost of product replacements or product returns would be substantial, and our reputation with our customers would be damaged. In addition, we could incur substantial costs to implement modifications to fix defects. Any of these problems could materially adversely affect us.

If essential equipment or materials are not available to manufacture our products, we could be materially adversely affected.

Our manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. We purchase equipment and materials from a number of suppliers. From time to time, suppliers may extend lead times, limit supply to us or increase prices due to capacity constraints or other factors. Because the equipment that we purchase is complex, it is difficult for us to substitute one supplier for another or one piece of equipment for another. Certain raw materials we use in the manufacture of our products are available only from a limited number of suppliers.

For example, we are largely dependent on one supplier for our 200-millimeter and 300-millimeter silicon-on-insulator (SOI) wafers. Although we are in the process of qualifying alternate sources, we do not believe that they currently have sufficient capacity to meet our requirements for SOI wafers. We are also dependent on key chemicals from a limited number of suppliers and rely on a limited number of foreign companies to supply the majority of certain types of integrated circuit packages. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. If we are unable to procure certain of these materials, we may have to reduce our manufacturing operations. Such a reduction has in the past and could in the future have a material adverse effect on us.

If the price of our common stock decreases significantly, we may be required to pay cash to redeem our 4.75% Convertible Senior Subordinated Debentures due 2022.

On January 12, 2006, we sent a notice of redemption to the holders of our 4.75% Convertible Senior Subordinated Debentures due 2022, with a redemption date of February 6, 2006. Approximately $500 million aggregate principal amount of these debentures were outstanding as of January 20, 2006. Assuming our stock price remains reasonably above the $23.38 conversion price, we anticipate that substantially all of the holders of the debentures will elect to convert their debentures into our common stock, rather than have their debentures redeemed by us. However, if our stock price decreases to a price near or below $23.38 per share, these holders may not convert, and we could be required to redeem the debentures for cash.

Our inability to continue to attract and retain qualified personnel may hinder our product development programs.

Our future success depends upon the continued service of numerous qualified engineering, manufacturing, marketing, sales and executive personnel. If we are not able to continue to attract, retain and motivate qualified personnel necessary for our business, the progress of our product development programs could be hindered, and we could be materially adversely affected.

We outsource to third parties certain supply-chain logistics functions, including physical distribution of our products, and co-source some information technology services.

We rely on a third-party provider to deliver our products to our customers and to distribute materials for our manufacturing facilities. In addition, we rely on a third party in India to provide certain information technology services to us, including helpdesk support, desktop application services, business and software support applications, server and storage administration, data center operations, database administration, and voice, video and remote access. Our relationships with these providers are governed by fixed term contracts. We cannot guarantee that these providers will fulfill their respective responsibilities in a timely manner in accordance with the contract terms, in which case our internal operations, the distribution of our products to our customers and the distribution of materials for our facilities could be materially adversely affected. Also, we cannot guarantee that our contracts with these third-party providers will be renewed, in which case we would have to transition these functions in-house or secure new providers, which could have a material adverse effect on us.

In addition, we decided to outsource or co-source these functions to third parties primarily to lower our operating expenses and to create a more variable cost structure. However, if the costs related to administration, communication and coordination of these third-party providers are greater than we expect, then we will not realize our anticipated cost savings.

Uncertainties involving the ordering and shipment of, and payment for, our products could materially adversely affect us.

We typically sell our products pursuant to individual purchase orders. We generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders 30 days or more prior to shipment without incurring a significant penalty. We base our inventory levels on customers’ estimates of demand for their products, which are difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors, as our forecasts for demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to failure of anticipated orders to materialize could result in excess or obsolete inventory, which could result in write-downs of inventory. Because market conditions are uncertain, these and other factors could materially adversely affect us.

Our reliance on third-party distributors subjects us to certain risks.

We market and sell our products directly and through third-party distributors pursuant to agreements that can generally be terminated for convenience by either party upon prior notice to the other party. These agreements are non-exclusive and permit our distributors to offer our competitors’ products. Our third party distributors have been a significant factor in our ability to increase sales of our products in certain high growth international markets. Accordingly, we are dependent on our distributors to supplement our direct marketing and sales efforts. If any significant distributor or a substantial number of our distributors terminated their relationship with us or decided to market our competitors’ products over our products, our ability to bring our products to market would be impacted and we would be materially adversely affected.

Additionally, distributors typically maintain an inventory of our products. In most instances, our agreements with distributors protect their inventory of our products against price reductions, as well as provide return rights for any product that we have removed from our price book or that is not more than twelve months older than the manufacturing code date. Some agreements with our distributors also contain standard stock rotation provisions permitting limited levels of product returns. We defer the gross margins on our sales to distributors, resulting from both our deferral of revenue and related product costs, until the applicable products are re-sold by the distributors. However, in the event of an unexpected significant decline in the price of our products, the price protection rights we offer to our distributors would materially adversely affect us because our revenue would decline.

Our operations in foreign countries are subject to political and economic risks, which could have a material adverse effect on us.

All of our wafer fabrication capacity for microprocessors is located in Germany. Nearly all product assembly and final testing of our products is performed at manufacturing facilities in China, Malaysia and Singapore. We also depend on foreign foundry suppliers for the production of certain of our embedded microprocessors for personal connectivity devices and we depend on an international joint venture for the manufacture of optical photomasks for use in the manufacture of our microprocessors. In addition, we have international sales operations and as part of our business strategy, we are continuing to seek expansion of product sales in high growth markets. Our international sales as a percentage of our total consolidated net sales were 78 percent in the third quarter of fiscal 2005.

The political and economic risks associated with our operations in foreign countries include, without limitation:

•	expropriation;

•	changes in a specific country’s or region’s political or economic conditions;

•	changes in tax laws, trade protection measures and import or export licensing requirements;

•	difficulties in protecting our intellectual property;

•	difficulties in achieving headcount reductions;

•	changes in foreign currency exchange rates;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	changes in freight and interest rates;

•	disruption in air transportation between the United States and our overseas facilities; and

•	loss or modification of exemptions for taxes and tariffs.

Any conflict or uncertainty in the countries in which we operate, including public health or safety concerns, natural disasters or general economic factors, could have a material adverse effect on our business. Any of the above risks, should they occur, could have a material adverse effect on us.

Worldwide economic and political conditions may adversely affect demand for our products.

Worldwide economic conditions may adversely affect demand for our products. For example, China’s economy has been growing at a fast pace over the past several years, and the Chinese government has recently introduced various measures to slow down the pace of economic growth. If Chinese authorities are not able to stage an orderly slowdown of the economic growth, China’s economy may suffer. If economic growth slows, whether in China or worldwide, we could be materially adversely affected.

The occurrence and threat of terrorist attacks and the consequences of sustained military action in the Middle East have in the past, and may in the future, adversely affect demand for our products. Terrorist attacks may negatively affect our operations, directly or indirectly, and such attacks or related armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, which could materially adversely affect us.

The United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales, and our supply chain. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of armed conflicts are unpredictable, and we may not be able to foresee events that could have a material adverse effect on us.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on us and also may result in volatility of the market price for our securities.

Unfavorable currency exchange rate fluctuations could adversely affect us.

As a result of our foreign operations, we have costs, assets and liabilities that are denominated in foreign currencies, primarily the European Union euro. For example:

•	some fixed asset purchases and certain expenses of our German subsidiaries, AMD Saxony Limited Liability Company & Co. KG and AMD Fab 36 Limited Liability Company & Co. KG, are denominated in euros;

•	certain costs of our Fab 36 project are denominated in euros while sales of products manufactured in Fab 36 are denominated in U.S. dollars; and

•	certain manufacturing costs for our microprocessor products are denominated in Chinese renminbi as well as other foreign currencies such as the Singapore dollar.

As a consequence, movements in exchange rates could cause our U.S. dollar-denominated expenses to increase as a percentage of net sales, affecting our profitability and cash flows. Whenever we believe appropriate, we hedge a portion of our foreign currency exchange exposure to protect against fluctuations in currency exchange rates. We determine our total foreign currency exchange exposure using projections of long-term expenditures for items such as equipment and materials used in manufacturing. We cannot assure you that these activities will be effective in reducing foreign exchange rate exposure. Failure to do so could have an adverse effect on our business, financial condition, results of operations and cash flow.

Our inability to effectively control the sales of our products on the gray market could have a material adverse effect on us.

We market and sell our products directly to OEMs and through authorized third-party distributors. From time to time, our products are diverted from our authorized distribution channels and are sold on the “gray market.” Gray market products entering the market result in shadow inventory that is not visible to us, thus making it difficult to forecast demand accurately. Also, when gray market products enter the market, we and our distribution channel compete with heavily discounted products, which adversely affects demand for our products. In addition, our inability to control gray marketing activities could result in customer satisfaction issues, because any time products are purchased outside our authorized distribution channel, there is a risk that our customers are buying counterfeit or substandard products, including products that may have been altered, mishandled or damaged, or used products represented as new. Our inability to control sales of our products on the gray market could have a material adverse effect on us.

If we cannot adequately protect our technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses.

We rely on a combination of protections provided by contracts, including confidentiality and nondisclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from third party infringement or from misappropriation in the United States and abroad. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property on a worldwide basis in a cost-effective manner. Foreign laws may provide less intellectual property protection than afforded in the United States. If we cannot adequately protect our technology or other intellectual property in the United States and abroad, we would be materially adversely affected.

We are party to intellectual property litigation and may become a party to other intellectual property claims or litigation that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

From time to time, we have been notified, or third parties may bring actions against us, based on allegations that we are infringing the intellectual property rights of others. If any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. In the event that we cannot obtain a license, these parties may file lawsuits against us seeking damages (potentially including treble damages) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products or to increase the costs of selling some of our products or could damage our reputation. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, would have a material adverse effect on us. We could decide, in the alternative, to redesign our products or to resort to litigation to challenge such claims. Such challenges could be extremely expensive and time-consuming and could have a material adverse effect on us. We cannot assure you that litigation related to the intellectual property rights of us and others can always be avoided or successfully concluded.

We are subject to a variety of environmental laws that could result in liabilities.

Our operations and properties are subject to various U.S. and foreign environmental laws and regulations, including those relating to materials used in our products and manufacturing processes, discharge of pollutants into the environment, the treatment, transport, storage and disposal of solid and hazardous wastes, and remediation of contamination. These laws and regulations require us to obtain permits for our operations, including the discharge of air pollutants and wastewater. From time to time, our facilities are subject to investigation by governmental regulators. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with any of them, a range of consequences could result, including fines, suspension of production, alteration of manufacturing processes, sales limitations, criminal and civil liabilities or other sanctions. We could also be held liable for any and all consequences arising out of exposure to hazardous materials used, stored, released, disposed of by us or located at or under our facilities or other environmental or natural resource damage.

Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, or the Superfund Act, impose strict, joint and several liability on current and previous owners or operators of real property for the cost of removal or remediation of hazardous substances and impose liability for damages to natural resources. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. These environmental laws also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Such persons can be responsible for cleanup costs even if they never owned or operated the contaminated facility. Two of our former manufacturing sites are, or are located within, a federal Superfund site. Although we have not yet been, we could be named a potentially responsible party at Superfund or other contaminated sites in the future. The costs associated with such sites could be material. In addition, contamination that has not yet been identified could exist at our other facilities.

Environmental laws are complex, change frequently and have tended to become more stringent over time. For example, the European Union recently began imposing stricter requirements regarding reduced lead content in semiconductor packaging. While we have budgeted for foreseeable environmental expenditures, we cannot assure you that environmental laws will not change or become more stringent in the future. Therefore, we cannot assure you that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past and future releases of, or exposure to, hazardous substances will not have a material adverse effect on us.

Future litigation proceedings may materially adversely affect us.

From time to time we are a defendant or plaintiff in various legal actions. Litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim that is successfully asserted against us may cause us to pay substantial damages. In addition, future litigation may result in injunctions against future product sales. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations, which could have a material adverse effect on us.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses. For example, our corporate headquarters are located near major earthquake fault lines in California. Our assembly and test facilities are located in China, Malaysia and Singapore. In the event of a major earthquake, or other natural or manmade disaster, we could experience loss of life of our employees, destruction of facilities or business interruptions, any of which could materially adversely affect us.

Risks Related to Our Ownership of Spansion Inc. Common Stock

Spansion’s results of operations were consolidated with our results of operations through December 20, 2005, but as a result of its initial public offering, we currently report our interest in Spansion’s results of operations through the equity method of accounting. We currently own 48,529,403 shares, or approximately 38 percent, of Spansion’s outstanding common stock. As a result, our share of Spansion’s net income (loss) will impact our net income (loss). Because Spansion’s results of operations continue to affect our results of operations, the following risks and uncertainties that Spansion faces could affect Spansion’s results of operations and correspondingly our results of operations. These are not the only risks and uncertainties that Spansion faces. Spansion also faces many of the risks and uncertainties that we face as described above in this “Risk Factors” section, as well as those set forth in Spansion’s Registration Statement on Form S-1, as amended, which is filed with the SEC, to which we refer you.

The demand for Spansion’s products depends in part on continued growth in the industries and geographies into which they are sold. A market decline in any of these industries or geographies would have a material adverse effect on Spansion’s results of operations.

Spansion is dependent to a large degree upon demand for mobile telephones, consumer electronics such as set top boxes and DVD players, automotive electronics, industrial electronics such as networking equipment, and PC peripheral equipment such as printers. Sales of Spansion products also depend on OEMs including increasing amounts of NOR Flash memory content in their products. In fiscal 2004 and fiscal 2005, demand from the wireless category of the Flash memory market drove a majority of Spansion’s sales. If demand for these products, or NOR Flash memory content in these products, is below Spansion’s expectations, or if the functionality of successive generations of these products does not require increasing NOR Flash memory density, Spansion would be materially adversely affected.

Spansion has lost, and will continue to lose, rights to key intellectual property arrangements once it is no longer a beneficiary of our patent cross-license agreements and other licenses, which creates a greatly increased risk of patent or other intellectual property infringement claims against Spansion.

As a majority-owned subsidiary, Spansion had been the beneficiary of our intellectual property arrangements with third parties, including patent cross-license agreements with other major semiconductor companies such as Intel, Motorola and IBM, and licenses from third parties for technology incorporated in Spansion’s products and software used to operate its business. Following Spansion’s initial public offering, it was no longer a beneficiary under a number of those agreements. As a result, it lost rights to use important intellectual property that it was previously licensed to use and may therefore be subject to claims that it is infringing intellectual property rights of third parties through the manufacture and sale of its products and the operation of its business. Therefore, absent negotiating its own license agreements with third parties who own such intellectual property, Spansion will be vulnerable to claims by such parties that its products or operations infringe such parties’ patents or other intellectual property rights. In addition, third parties may have refrained from asserting intellectual property infringement claims against Spansion because it had been a majority-owned subsidiary of ours. In addition, we believe that Spansion will lose additional rights under our patent cross-license agreements and other licenses once we no longer hold a majority of Spansion’s shares entitled to vote for the election of Spansion’s directors, assuming we are still party to such agreements and licenses at such time. The parties to the above-referenced agreements and licenses, and other third parties with whom we had no prior intellectual property arrangement, may file lawsuits against Spansion seeking damages (potentially including treble damages) or an injunction against the sale of Spansion’s products that incorporate allegedly infringed intellectual property or against the operation of Spansion’s business as presently conducted. Such litigation could be extremely expensive. The award of material damages, including material royalty payments, or the entry of an injunction, would have a material adverse effect on Spansion.

A lack of market acceptance of MirrorBit technology could have a material adverse effect on Spansion.

Market acceptance of products based on Spansion’s MirrorBit technology is a critical factor impacting Spansion’s ability to increase revenues and market share as well as to enter new markets. MirrorBit technology is a memory cell architecture that enables Flash memory products to store two bits of data in a single memory cell thereby doubling the density or storage capacity of each memory cell. If adoption of Spansion’s MirrorBit technology occurs at a slower rate than Spansion anticipates, Spansion’s ability to compete will be reduced, and Spansion would be materially adversely affected. If Spansion does not achieve market acceptance of products incorporating this technology, Spansion would be materially adversely affected.

Spansion Flash memory products are based on NOR architecture, and a significant market shift to NAND architecture could materially adversely affect Spansion.

Flash memory products are generally based either on NOR architecture or NAND architecture. To date, Spansion’s Flash memory products have been based on NOR architecture, which are typically produced at a higher cost-per-bit than NAND-based products. Spansion does not currently manufacture products based on NAND architecture. From 2003 through 2005, industry sales of NAND-based products grew at higher rates than sales of NOR-based products, resulting in NAND vendors in aggregate gaining a greater share of the overall Flash memory market and NOR vendors in aggregate losing overall market share. In fact, for the first six months of 2005, sales of NAND-based Flash memory products represented a majority of the Flash memory products sold in the overall Flash memory market. Spansion has stated that it expects this trend to continue in the future. Moreover, the removable storage category of the Flash memory market, which is currently the second largest category after wireless, and is predominantly served by NAND vendors, is expected to be the fastest growing portion of the Flash memory market for the foreseeable future. As mobile phones and other consumer electronics become more advanced, they will require higher density Flash memory to meet the increased data storage requirements associated with music downloads, photos and videos. Because storage requirements will increase to accommodate data-intensive applications, OEMs may increasingly choose NAND-based products over NOR-based products for their applications. Moreover, some NAND vendors are manufacturing on 300-millimeter wafers or are utilizing more advanced manufacturing process technologies than Spansion is today, which results in an ability to offer products with a lower cost-per bit at a given product density. If NAND vendors continue to increase their share of the Flash memory market, Spansion’s market share may decrease, which would materially adversely affect Spansion.

If Spansion fails to successfully develop products based on its new ORNAND architecture, or if there is a lack of market acceptance of products based on its ORNAND architecture, Spansion’s future operating results would be materially adversely affected.

As mobile phones become more advanced, they will require higher density Flash memory to meet increased data storage requirements. Spansion has stated its intention to position itself to address the increasing demand for higher density Flash memory within the wireless category of the Flash memory market by offering products based on its ORNAND architecture, which Spansion is currently developing. The success of its ORNAND architecture requires that Spansion timely and cost effectively develop, manufacture and market ORNAND-based products that are competitive with NAND-based Flash memory products in the wireless category of the Flash memory market. If Spansion fails to develop and commercialize its ORNAND architecture on a timely basis or if Spansion’s ORNAND-based products fail to achieve acceptance in the wireless market, Spansion’s operating results would be materially adversely affected.

The loss of a significant customer may have a material adverse effect on Spansion.

Sales of Spansion products in the wireless market have historically been concentrated in a limited group of customers. If one of these customers decided to stop buying Spansion’s products, or if one of these customers were materially to reduce its operations or its demand for Spansion’s products, Spansion would be materially adversely affected.

Spansion has a substantial amount of indebtedness which could materially adversely affect its financial condition.

Spansion has a substantial amount of indebtedness. This substantial indebtedness may:

•	require Spansion to use a substantial portion of its cash flow from operations to make debt service payments;

•	make it difficult for Spansion to satisfy its financial obligations;

•	limit Spansion’s ability to use its cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit Spansion’s flexibility to plan for, or react to, changes in its business and industry;

•	place Spansion at a competitive disadvantage compared to its less leveraged competitors; and

•	increase Spansion’s vulnerability to the impact of adverse economic and industry conditions.

If Spansion cannot generate sufficient operating cash flow and obtain external financing, it may be unable to make all of its planned capital expenditures.

Spansion’s ability to fund anticipated capital expenditures depends on generating sufficient cash flow from operations and the availability of external financing, which may not be available on favorable terms, if at all. Spansion’s capital expenditures, together with ongoing operating expenses, will be a substantial drain on Spansion’s cash flow and may decrease its cash balances. Spansion’s inability to obtain needed financing or to generate sufficient cash from operations may require it to abandon projects or curtail capital expenditures. For example, Spansion has stated that it plans to have 300-millimeter wafer manufacturing capacity in 2007. However, if it cannot generate sufficient operating cash flow or obtain external financing, Spansion may be delayed in achieving such capacity, and Spansion would be materially adversely affected.

Spansion’s business has been characterized by average selling prices that decline over relatively short time periods, which can negatively affect Spansion’s results of operations unless it is able to reduce its costs or introduce new products with higher average selling prices.

Average selling prices for Spansion’s products historically have declined over relatively short time periods. Spansion is unable to predict pricing conditions for future periods. Even in the absence of downturns or oversupply in the industry, average selling prices of Spansion’s products have decreased during the products’

lives. When Spansion’s average selling prices decline, its net sales and net income decline unless it is able to compensate by selling more units, reducing its manufacturing costs or introducing new, higher margin products that have higher densities and/or incorporate advanced features. If Spansion’s average selling prices continue to decline, its operating results could be materially adversely affected.

If Spansion’s cost reduction efforts are not effective, Spansion could be materially adversely affected.

Spansion is undertaking a number of actions in an effort to significantly reduce its expenses. These actions include streamlining operations and continuing to align manufacturing utilization to the level of demand for Spansion products, controlling increasing testing costs and working with us and Fujitsu to reduce costs under services agreements. We cannot assure you that any of these actions will occur as anticipated or at all, or that Spansion will be able to achieve significant cost reductions. If Spansion’s cost reduction efforts are unsuccessful, Spansion would be materially adversely affected.

Manufacturing capacity constraints and manufacturing capacity utilization rates may have a material adverse affect on Spansion.

There may be situations in which Spansion’s manufacturing facilities are inadequate to meet the demand for certain of Spansion’s products. Spansion’s inability to obtain sufficient manufacturing capacity to meet demand, either in its own facilities or through foundry or similar arrangements with third parties, could have a material adverse effect on Spansion. For example, in the first half of fiscal 2004, Spansion was not able to meet demand for certain of its lower density embedded Flash memory products because in fiscal 2003 it underestimated demand for these products, and was unable to install additional wafer fabrication capacity on a timely basis. Spansion has stated its belief that this adversely impacted its relationships with customers who received reduced allocations, or did not receive allocations, of its embedded products, and Spansion has stated its belief that its competitors were able to take advantage of this situation to increase their market share. More recently, in the third quarter of fiscal 2005, Spansion experienced capacity constraints for final test and assembly of certain products. While Spansion is working internally and with subcontractors to realign and increase capacity to meet anticipated demand, Spansion does not expect to be able to do so in the short term. These capacity constraints limit Spansion’s ability to respond to rapid and short-term surges in demand for its products. Spansion’s inability to obtain sufficient manufacturing capacity to meet demand, either in its own facility or through foundry, subcontractor or similar arrangements with third parties, could have a material adverse effect on Spansion.

Spansion is party to intellectual property litigation and may become party to other intellectual property claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products.

Tessera, Inc. filed a lawsuit against Spansion alleging that it has infringed certain of Tessera’s patents. Tessera has sought to enjoin such alleged infringement and to recover an unspecified amount of damages. In addition, Fujitsu has informed Spansion that it has been informed by Texas Instruments that Texas Instruments believes that several of Spansion’s products infringe some of Texas Instruments’ patents. Fujitsu has also informed Spansion that it expects Spansion to defend and indemnify Fujitsu against Texas Instruments’ claims in accordance with the terms of Spansion’s distribution agreement with Fujitsu. Defending these claims and similar claims could be extremely expensive and time-consuming for Spansion, and defending these claims or others or the award of damages or an injunction could have a material adverse effect on Spansion.

Intense competition in the Flash memory market could materially adversely affect Spansion.

Spansion’s principal competitors in the Flash memory market are Intel Corporation, Samsung Electronics Co., Ltd., STMicroelectronics, Silicon Storage Technology, Inc., Macronix International Co., Ltd.,

Toshiba Corporation, Sharp Electronics Corp. and Renesas Technology Corp. and may also include the recently announced joint ventures between Intel and Micron Technology, Inc. and between Intel and STMicroelectronics. The principal bases of competition in the Flash memory market are cost, selling price, performance, quality and customer relationships. In particular, in the past, Spansion’s competitors have aggressively priced their products in order to increase market share, which resulted in decreased average selling prices for Spansion’s products and adversely impacted Spansion’s results of operations. In addition, recent capital investments by competitors have resulted in substantial industry manufacturing capacity, which may further contribute to a competitive pricing environment.

Also, Spansion and certain of its competitors have licensed Flash memory technology called NROM technology from a third party. NROM technology has similar characteristics to Spansion’s MirrorBit technology which may allow these competitors to develop new Flash memory technology that is competitive with Spansion’s MirrorBit technology.

Spansion may not be able to compete effectively if it fails to reduce its manufacturing costs and develop, introduce and sell on a timely basis, new products or enhanced versions of existing products at competitive prices.

If Spansion is unable to timely and efficiently implement 300-millimeter wafer capacity for the manufacture of its Flash memory products, Spansion could be materially adversely affected.

Spansion has stated its intention to develop manufacturing capacity on 300-millimeter wafers for its Flash memory products. The timing for implementing 300-millimeter capacity will depend in part on the demand for Spansion’s Flash memory products and the ability to fund the construction of such a facility if Spansion chooses to develop capacity internally. If Spansion is delayed in having this capacity or is unable to timely and efficiently ramp production on 300-millimeter wafers, Spansion would not achieve anticipated cost savings and capacity associated with this technology, and Spansion could be materially adversely affected.

If essential equipment or materials are not available to manufacture Spansion’s products, Spansion could be materially adversely affected.

Spansion’s manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. From time to time, suppliers may extend lead times, limit supply to Spansion or increase prices due to capacity constraints or other factors. Because the equipment that Spansion purchases is complex, it is difficult for it to substitute one supplier for another or one piece of equipment for another. Certain raw materials Spansion uses in the manufacture of its products are available from a limited number of suppliers.

For example, Spansion purchases commercial memory die, such as SRAM, pSRAM, 1pSDRAM and NAND from third-party suppliers and incorporates these die into its multi-chip package products. Spansion’s production of Flash memory products was constrained in the first half of fiscal 2004 because of difficulties in procuring adequate supply of pSRAM. Some of Spansion’s major suppliers, including Samsung, are also its competitors in the Flash memory market. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. If Spansion is unable to procure certain of these materials, Spansion may have to reduce its manufacturing operations. Such a reduction has in the past and could in the future have a material adverse effect on Spansion.

If the market value of our shares of Spansion common stock remains below our book value of such shares for an extended period of time, then our results of operations may be adversely affected.

If the market value of our shares of Spansion common stock remains below our book value of such shares and the market value level is deemed “other than temporary,” then we may be required to take an impairment charge in the amount of the difference between the book value and the market value. For the quarter in which we took any such impairment charge, our results of operations could be adversely affected by the amount of such impairment charge. In addition, the carrying value of our investment in Spansion on our balance sheet would also be reduced. Therefore, sustained decreases in the market price of Spansion’s common stock could have an adverse effect on us and our results of operations.